As filed with the Securities and Exchange Commission on July 18, 1996
                                                      Registration No. 333-_____

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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                               __________________

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               __________________

                             SPECTRUM HOLOBYTE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                         52-1728656
 (State of Incorporation)                              (I.R.S. Employer
                                                      Identification No.)

                       2490 Mariner Square Loop, Suite 100
                           Alameda, California  94501
                                 (510) 522-3584
          (Address and telephone number of principal executive offices)

                            Gregory S. Kennedy, Esq.
                Senior Vice President, Business and Legal Affairs
                             Spectrum HoloByte, Inc.
                       2490 Mariner Square Loop, Suite 100
                           Alameda, California  94501
                                 (510) 522-3584
            (Name, address and telephone number of agent for service)
                               __________________

                                   Copies to:
       Allen L. Morgan, Esq.                       Lior O. Nuchi, Esq.
      David C. Drummond, Esq.                      Rajesh A. Aji, Esq.
 Wilson, Sonsini, Goodrich & Rosati       McCutchen, Doyle, Brown & Enerson, LLP
         650 Page Mill Road               One Embarcadero Place, 2100 Geng Road
    Palo Alto, California  94304             Palo Alto, California 94303-0913

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
                                    PROPOSED        PROPOSED
  TITLE OF EACH                      MAXIMUM         MAXIMUM
    CLASS OF                     OFFERING PRICE     AGGREGATE       AMOUNT OF
  SECURITIES TO   AMOUNT TO BE         PER          OFFERING      REGISTRATION
  BE REGISTERED    REGISTERED      SECURITY(1)      PRICE(1)           FEE
- --------------------------------------------------------------------------------
  Common Stock,     1,818,368         $4.25        $5,020,814       $1,732.00
 $.001 par value
  per share
- --------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) based upon the average of the high and low sale prices for the Common Stock as reported by the Nasdaq National Market on July 11, 1996.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 18, 1996




                                1,818,368 Shares

                             SPECTRUM HOLOBYTE, INC.




                     Common Stock, par value $.001 per share

                               ------------------

          This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Spectrum HoloByte, Inc., a Delaware corporation (together with its consolidated subsidiaries, "Spectrum" or the "Company") offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders") for their own benefit. It is anticipated that the Selling Stockholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. The Common Stock to which this Prospectus relates was received by the Selling Stockholders pursuant to an offering pursuant to Regulation S of the Securities Act of 1933, as amended (the "Securities Act") (the "Private Placement"). The Common Stock issued to the Selling Stockholders in the Private Placement was issued pursuant to an exemption from the registration requirements of the Securities Act, provided by Regulation S thereof. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

          The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market System. On July 17, 1996, the closing price of the Company's Common Stock was $5.00 (Nasdaq Symbol: SBYT).

          SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

          Each Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                    ----------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
                       "RISK FACTORS" BEGINNING ON PAGE 4.

                  The date of this Prospectus is July 18, 1996

                    ----------------------------------------

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                                TABLE OF CONTENTS


Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Information Incorporated by Reference. . . . . . . . . . . . . . . . . . . .  3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . 12
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16


                              AVAILABLE INFORMATION

          Spectrum HoloByte, Inc. ("Spectrum HoloByte" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: Seven World Trade Centers, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

          This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission under the Securities Act in Washington, D.C. Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

          The following documents filed by the Company with the Commission (File No. 0-19463) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

          2. The Company's Form 8-K current report pursuant to Section 13 or 15(d) of the Securities Act filed on July 12, 1996.

          3. The description of the Company's Common Stock, par value $.001 per share, contained in its Registration Statement on Form 8-A filed October 3, 1991, including any amendment or report filed for the purpose of updating such description.

          4. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering of the Shares.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

          Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (510) 522-3584 to Gregory S. Kennedy, Esq., Senior Vice President, Business and Legal Affairs and Secretary, Spectrum HoloByte, Inc., at the principal executive offices of the Company, 2490 Mariner Square Loop, Suite 100, Alameda, California 94501.

                                  RISK FACTORS

       THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS BEFORE PURCHASING THE NOTES OR COMMON STOCK OFFERED BY THIS PROSPECTUS.

       CONTINUING LOSSES. The Company reported a net loss for fiscal 1996 of $39.8 million, or $1.70 per share. The Company had a net loss of approximately $18.1 million for fiscal 1995, and a net loss of approximately $58.5 million for fiscal 1994. Since the Merger with MicroProse in December 1993, the Company has not been able to achieve profitability on an annual basis. There can be no assurance that any of the Company's business strategies and tactics will be successful or that the Company will be able to achieve or sustain profitability.

       SIGNIFICANT LEVERAGE. As of March 31, 1996, the Company had outstanding indebtedness for borrowed funds of approximately $50.5 million, cumulative redeemable preferred stock of $5.9 million, and certain additional indebtedness. This substantial leverage will have several important consequences for the Company's future operations, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on, and principal of, its indebtedness; (ii) the Company's ability to obtain additional financing in the future for capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and
(iii) the Company's ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulations and to make acquisitions or otherwise take advantage of significant business opportunities that may arise may be negatively impacted. The Company in the future may enter into lines of credit or other borrowing arrangements, any of which would add to the total outstanding indebtedness of the Company. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of such debt, including the Notes (see below), or to obtain additional financing. However, there can be no assurance that any refinancing would be possible or that any additional financing could be obtained.

       NASDAQ LISTING. The Company was notified by the Nasdaq Stock Market ("Nasdaq") that the Company was no longer in compliance with the net tangible assets requirement of the National Association of Securities Dealers' ByLaws for listing on the Nasdaq National Market. Nasdaq, however, granted the Company a temporary exemption from the net tangible assets requirement. The exemption required that the Company make a public filing with the Securities and Exchange Commission ("SEC") and Nasdaq on or before July 12, 1996. In the first quarter of fiscal 1997, management implemented tactics to achieve compliance with the listing requirements of the Nasdaq National Market. The Company raised $10 million additional equity through the sale of shares of its Common Stock to the Selling Stockholders (which are the subject of this registration statement) and exchanged approximately $14.9 million in principal amount of convertible bonds for Series B and B-1 Convertible Preferred Stock. After such measures had been taken, the Company complied with Nasdaq's required filing on July 12, 1996. The filing contained a pro forma balance sheet as of May 31, 1996 that evidenced compliance with the net assets requirement. Management believes that the actions taken by the Company in the first quarter of fiscal 1996, among others, will enable the Company to regain compliance with the listing requirements of the Nasdaq National Market as of the end of the fiscal quarter ended June 30, 1996.

       There can be no assurance that the Company will be able to evidence and maintain compliance with the listing requirements in future filings with the SEC and Nasdaq. If the Company should be delisted from the Nasdaq National Market, the Company's Common Stock could be moved to the Nasdaq SmallCap Market for trading, provided the Company raises additional capital. Although the Company believes that a move to the Nasdaq SmallCap Market, if required, would not materially affect the liquidity of the Common Stock, the market price of the Common Stock may be materially adversely affected. In addition, Nasdaq imposes certain requirements for continued listing on the Nasdaq SmallCap Market, including a minimum stockholders' equity requirement. If for any reason the Company is unable to achieve and maintain compliance with the SmallCap listing requirements and is delisted from both the Nasdaq National Market and the Nasdaq SmallCap Market, the holders of the Company's 6 1/2 % Convertible Subordinated Notes Due 2002 (the "Notes") would be entitled to require the Company to repurchase all or any portion of such holders' Notes for cash at a price equal to the principal amount plus accrued interest. In such event, the Company's business, results of operations and financial condition would be materially and adversely affected.

       FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY. The Company's operating results have varied significantly in the past, and are expected to vary significantly in the future. This variability is a result of factors such as:
1) the degree of market acceptance of the Company's products, 2) the introduction of products competitive with those of the Company, 3) the timing and market acceptance of new hardware and software product introductions, 4) the commencement of volume shipments of a significant new product, 5) the size and rate of growth of the consumer software market, 6) development and promotional expenses relating to the introduction of new products or new versions of existing products, 7) product returns and markdowns, 8) changes in pricing policies by the Company and its competitors, 9) the accuracy of retailers' forecasts of consumer demand, 10) the timing of orders from major customers, 11) order cancellations, 12) delays of shipment, and 13) write-offs of advance royalty payments. Because a majority of the unit sales for a product typically occurs in the first 90 to 120 days following the introduction of the product, the Company's revenue may increase significantly in a period in which a major product introduction occurs and may decline in following periods or in periods in which there are no major product introductions. The Company's expenses are based, in part, on expected future revenue. Certain overhead and product development expenses are fixed and do not vary directly in relation to revenue. Consequently, if net revenue is below expectations, the Company's operating results are likely to be materially and adversely affected. In certain past periods the Company's revenue or operating results were below the expectations of, and certain new products were not introduced when anticipated by, public market analysts and investors. These circumstances could recur in future periods, and in such event, the prices of the Company's Common Stock would likely be materially and adversely affected.

       The entertainment software business is highly seasonal. Typically, net revenue is highest during the last calendar quarter (which includes the holiday buying season), declines in the first calendar quarter, is lowest in the second and increases in the third calendar quarter. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. The Company's net revenue, however, varies significantly and is largely dependent on releases of major new products and, as such, may not necessarily reflect the seasonal patterns of the industry as a whole. The Company expects that its net revenue and operating results will continue to fluctuate significantly in the future.

       STRATEGIC RESTRUCTURING. In fiscal 1996 and early fiscal 1997, the Company undertook a strategic restructuring with the goals of better integrating the operations of Spectrum HoloByte and MicroProse, streamlining product development efforts and reducing operating costs. Certain domestic operations were streamlined and consolidated in California, including marketing, operations, customer support, finance and product planning. The Company largely discontinued its Japanese operations, and entered into an exclusive three year distribution agreement in Japan which is expected to generate royalties in future periods. The Company's domestic affiliated label programs were largely terminated and the number of products being published and actively marketed was significantly reduced in order to focus the Company's sales and distribution efforts. As a result of these changes, the Company has improved operating efficiencies, reduced headcount and reduced operating costs. There can be no assurance that the Company will be successful in meeting the objectives of this restructuring. Furthermore, as a result of reducing the number of the Company's products, there can be no assurance that the Company's expected revenue will be sufficient to generate operating profits.

       DEPENDENCE ON NEW PRODUCT INTRODUCTIONS; PRODUCT DELAYS. A significant portion of the Company's fiscal year revenue is generated by products introduced during that fiscal year. The Company depends on the timely introduction of successful new products or sequels to existing products to replace declining revenue from older products. If for any reason revenue from new products or other activities fails to replace declining revenue from existing products, the Company's business, operating results and financial condition may be materially and adversely affected.

       The Company's current production schedules contemplate that the Company will commence shipments of a number of new products in fiscal 1997. As with any software product, however, until all aspects of the development and initial distribution of a game are completed, there can be no assurance of its ship date. Ship dates will vary depending on quality assurance testing and other development factors. If the Company were unable to commence volume shipments of a significant new product during the scheduled quarter, the Company's revenue and earnings would likely be materially and adversely affected in that quarter. In the past, the Company has experienced significant delays in the introduction of certain new products. It is likely that in the future certain new products will not be released in accordance with the Company's internal development schedule or the expectations of public market analysts and investors. A significant delay in the introduction of, or the presence of a defect in, one or more new products could have a material adverse effect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in the quarter in which such products were scheduled to be introduced.

       The process of developing software products such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as consumers demand products with more sophisticated and elaborate multimedia features and as new platforms and technologies are supported. At the same time, the introduction of new technologies and competitive products, the increase in competition for retail shelf space among software products and other factors may cause the effective lives of the Company's products to become shorter and the Company's ability to introduce new products on a timely basis to become increasingly important. There can be no assurance that new products will be introduced on schedule or at all or that they will achieve any significant degree of market acceptance or generate significant revenue. Historically, the Company has frequently missed both internal and publicly announced product release schedules. To the extent that major new products are not released on schedule, or at all, the Company's business, operating results and financial condition may be materially and adversely affected. As the Company intends to focus its resources on a smaller number of titles, its exposure to the risks of delays of any one title will increase.

       UNCERTAINTY OF MARKET ACCEPTANCE; UNPREDICTABLE PRODUCT LIFE CYCLES. Consumer preferences for entertainment software products are continually, and rapidly, changing and are extremely difficult to predict. Few entertainment software products achieve sustained market acceptance, for example, beyond one holiday buying season. There can be no assurance that new products introduced by the Company will achieve any significant degree of market acceptance, or that acceptance, if achieved, will be sustained for any significant period. Further, there can be no assurance that such products will not be subject to changes in consumer preferences or that product life cycles will be sufficient to permit the Company to recover development and other associated costs. In addition, sales of any single title of the Company's entertainment software products will decline over time. A majority of the unit sales for a product typically occurs in the first 90 to 120 days after the product is introduced. Therefore, the Company cannot rely on the sales of current products to sustain its business in the future. Failure of new products or platforms to achieve or sustain market acceptance would have a material and adverse effect on the Company's business, operating results and financial condition. In addition, the Company does not carry significant inventory of its new products. As a result, significant production delays would have a material and adverse effect on the Company's business and operating results. Further, if demand for a particular product is greater than anticipated, the Company may not have sufficient inventory to meet customer demands.

       LITIGATION. On July 9, 1996, a lawsuit entitled Acclaim Entertainment, Inc. v. Spectrum HoloByte California, Inc., No. 96-2462 WHO, was filed in the United Stated District Court for the Northern District of California, but not served upon the Company or its subsidiary, Microprose Software, which is also named as a defendant. The Complaint alleges various causes of action related to an exclusive license Acclaim Entertainment, Inc. ("Acclaim") allegedly holds from Wizards of the Coast, Inc. ("WOTC"), to develop certain computer game products. Acclaim alleges that its license is being infringed by a computer game being developed by the Company. The Company also holds an exclusive license from WOTC, and believes that all of its computer game development, which has been disclosed to the licensor, has been within the scope of its license. The Company is hopeful that this matter will be resolved without the serving of the Complaint; however, should the Complaint be served, the Company intends to deny all liability, and to vigorously defend against the lawsuit. However, in the event the Company should not prevail in the lawsuit filed by Acclaim, the Company may not be able to ship or sell certain of its products and may be required to pay damages to Acclaim, both of which would have a material adverse effect on the business and assets of the Company.

       COMPETITION. The entertainment software industry is intensely competitive and in the process of consolidation. The Company's competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than those of the Company. The Company competes primarily with other developers of PC entertainment and video game entertainment software. Significant competitors of the Company in the entertainment software industry include Electronic Arts, Sierra On-Line, Lucas Arts, Interplay, GT Interactive, Maxis, Acclaim Entertainment, and Broderbund Software, along with Virgin Interactive in Europe. Additionally, the entry and participation of new industries and companies, including diversified entertainment companies, in markets in which the Company competes may adversely affect the Company's performance in such markets. The availability of significant financial resources has become a major competitive factor in the entertainment software industry, principally as a result of the technical sophistication of advanced multimedia computer game products requiring substantial investments in research and development and the increasing need to license products and rights to use other intellectual properties from third parties. Also, competitors with large product lines and popular titles typically have greater leverage with retailers and distributors and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitors' most popular titles.

       The Company believes that large diversified entertainment, cable and telecommunications companies, in addition to large software companies such as Microsoft, are increasing their focus on the interactive entertainment market, which will result in greater competition for the Company. In particular, many of the Company's competitors are developing on-line interactive computer games and interactive networks that will be competitive with the Company's products. As competition increases, significant price competition and reduced profit margins may result. In addition, competition from new technologies may reduce demand in markets in which the Company has traditionally competed. Prolonged price competition or reduced demand as a result of competing technologies would have a material and adverse effect on the Company's business, financial condition and operating results. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.

       Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer software producers for high quality and adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The Company's products constitute a relatively small percentage of a retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate levels of shelf space and promotional support.

       As more consumers own multimedia PCs, the distribution channels for entertainment software have changed, and are expected to continue to change, to increasingly depend on mass merchandisers to reach the broader market. There can be no assurance that the Company will make this transition successfully. In addition, while this trend has increased the number of distribution channels, it has intensified competition for shelf space because these new channels generally carry only top-selling titles. In addition, other types of retail outlets and methods of product distribution, such as online services and the Internet, may become important in the future, and it will be important for the Company to gain access to these channels of distribution. There can be no assurance that the Company will gain such access or that the Company's access will allow the Company to maintain its historical levels of sales volume.

       CONCENTRATION OF CUSTOMER BASE; RISK OF CUSTOMER BUSINESS FAILURE; PRODUCT RETURNS. The Company principally sells its products to retailers and distributors, who in turn resell the products to consumers. During fiscal 1996, sales to the top ten such customers represented approximately 64% of the Company's net revenue. Sales are typically made on credit, with terms that vary depending upon the customer and the nature of the product. The Company does not hold collateral to secure payment. Retailers and distributors compete in a volatile industry and are subject to the risk of business failure.

       The Company is exposed to the risk of product returns from distributors and retailers. The Company currently maintains a stock balancing policy that allows distributors and retailers to return products subject to certain conditions. The Company provides reserves for returns that it believes are adequate, and the Company's agreements with various customers place certain limits on product returns. However, new product introductions by the Company or its competitors, or changes in consumer demand from that anticipated, could cause customers to seek to return inventory to the Company. Due to the unpredictability of consumer demand and the uncertainties associated with a rapidly changing market, there can be no assurance that the Company or its customers will be able to forecast demand accurately. Consistent with industry trends, the Company has accepted substantial increased product returns and markdowns on products in the last fiscal year and the Company could continue to be forced to accept such returns and markdowns in the distribution channel to maintain its relationships with retailers and its access to distribution channels. These returns and markdowns are likely to increase in periods in which the Company does not have a significant number of new product introductions. Any significant amount of product returns or markdowns could have a material and adverse effect on the Company's business, operating results and financial condition.

       DEPENDENCE UPON STRATEGIC RELATIONSHIPS. The Company's business strategy relies to a significant extent on its strategic relationships with other companies and on its alliances with key developers. There can be no assurance that these relationships will be successful or that the Company will continue to maintain and develop strategic relationships, or that licenses between the Company and any third party will be renewed or extended at their expiration dates. For example, the Company's licenses from Paramount Pictures Corporation for the STAR TREK: THE NEXT GENERATION property expire on December 31, 1998, and for the TOP GUN property on April 30, 1998. In addition, these agreements may be terminated at Paramount's option in the event that the Company fails to meet certain specified milestone dates. The Company's failure to renew or extend a key license or maintain its strategic relationships could materially and adversely affect the Company's business, operating results and financial condition. In addition, under certain key license agreements, the Company must obtain approval on a timely basis from the licensor in order to market products it develops under the license. There can be no assurance that the Company will obtain such approval, and failure to do so could have a material and adverse effect on the Company's operating results, financial condition and business prospects.

       CHANGES IN TECHNOLOGY AND PRODUCT PLATFORMS. The market for entertainment software, including entertainment software platforms, is undergoing rapid technological change. As a result, the Company must continually anticipate and adapt its products to emerging platforms and evolving consumer preferences. The introduction of new platforms and technologies can render existing products obsolete and unmarketable. Development of entertainment software products for new hardware platforms requires substantial investments in research and development for technologies such as enhanced sound, digitized speech, music and video and requires the Company to anticipate and develop products for those platforms that will ultimately be successful. Such research and development efforts, which generally require 12 to 24 months, must occur well in advance of the release of new platforms in order to introduce products on a timely basis following the release of such platforms. In addition, the Company expects that the trend toward more complex multimedia products and increasing product development costs will continue for the foreseeable future.

       Although the Company intends to develop and market games for certain advanced and emerging platforms, these development and marketing efforts may require greater financial and technical resources than currently possessed by the Company. In addition, there can be no assurance that the platforms for which the Company develops products will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new platforms will lead to marketable products or products that generate sufficient revenue to offset research and development costs incurred in connection with their development. There can be no assurance that the Company will be successful in developing and marketing products for new platforms. Failure to develop products for new platforms that achieve significant market acceptance may have a material and adverse effect on the Company's business, operating results and financial condition. The Company is developing games that may be played interactively over on-line services and the Internet, but there can be no assurance that the market for networked videogame play will evolve or develop as anticipated. Consumer preferences change continually and are extremely difficult to predict. Even if a market for networked videogame play develops, no assurance can be given that the Company's products will meet the requirements of such market and achieve market acceptance.

       In addition, the Company believes that the market is shifting to next-generation platforms, which will result in a substantial market for 32 and 64-bit game consoles in the next one or two years. However, there are multiple, competing and incompatible formats being introduced in this new market. Sony PlayStation, Sega Saturn, 3DO Multiplayer and Nintendo's Ultra 64 are currently available. There can be no assurance that the platforms the Company chooses to support ultimately will be successful. The development, marketing and distribution of products for game consoles will involve substantial investment and risks. The Company believes that the principal target audience for game consoles may be younger than the Company's traditional customers, and there can be no assurance that the Company's products will be successful with this different audience. In addition, the Company anticipates that products in the game console market will require substantially greater expenditures for marketing, advertising and inventory buildup, often before the market acceptance of a product is known. Inventory will be two or more times more expensive as a result of license fees that are required to be prepaid to the manufacturers of the hardware platforms. Further, game console products will be sold through channels that overlap with, but are somewhat different from, the retail channels currently utilized by the Company, and the Company will be competing in distribution against much larger organizations with greater financial resources. There can be no assurance that the Company will be successful in marketing and distributing software for game consoles.

       RISK OF SOFTWARE ERRORS OR FAILURES. Software products as complex as those offered by the Company may contain undetected errors when first introduced or when new versions are released. In the past, the Company has discovered software errors in certain of its product offerings after their introduction and has experienced delays or lost revenue during the period required to correct these errors. The Company's products must maintain compatibility with certain hardware, software and accessories. Any changes that result in incompatibility could result in significant product returns. In particular, the PC hardware environment is characterized by a wide variety of nonstandard peripherals (such as sound and graphics cards) and configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. There can be no assurance that, despite testing by the Company, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material and adverse effect on the Company's business, operating results and financial condition. The risk of undetected product errors can be expected to increase as products and their development processes become more complex and as growing competition leads to increased pressure to reduce time to market.

       DEPENDENCE ON KEY PERSONNEL; MANAGEMENT CHANGES. The Company's future success depends in large part on the continued service of its key product development, technical and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees, including additional management personnel. The loss of certain key employees could have a material and adverse effect on the Company's business. In addition, the Company depends on teams of programmers, game designers and artists. Competition for these skilled employees is intense, and the loss of the services of key development personnel could have a material and adverse effect upon the Company's current business, new product development efforts and prospects. Sid Meier, the Company's former executive Vice President of Product Development, resigned in May 1996. The Company currently believes that he will continue as a consultant until the completion of MAGIC THE GATHERING. The Company's Chief Executive Officer, Stephen M. Race, commenced employment on August 16, 1995, and the Company intends to hire a new Senior Vice President of Development Studios and a new Chief Financial Officer to replace Richard A. Gelhaus, the Company's former Chief Financial Officer, who resigned effective as of December 1, 1995. The Company has also hired a financial consultant to advise the Chief Executive Officer on financial planning, controls and reporting structures. The Chief Executive Officer and other officers and senior managers of the Company can be expected to expend significant time and effort in the transition process as new officers assume their positions with the Company and become integrated into the Company, its operations and its culture. There can be no assurance that qualified personnel can be readily identified and hired wherever necessary, that any new personnel will be successfully integrated into the Company, its operations and culture, or that new personnel, if hired, will improve the Company's business, operations or operating results. The Company does not currently have key person life insurance on any employees.

       USE OF INDEPENDENT SOFTWARE DEVELOPERS. In addition to marketing internally developed software, the Company also markets entertainment software created by independent software developers. The Company has less control over the scheduling and the quality of work of independent contractors than that of its own employees. Furthermore, the Company's agreements to publish and market certain independent software developers' titles will terminate after specified dates unless renewed. The Company's business and future operating results will depend in part on the Company's continued ability to attract and maintain relationships with skilled independent software developers, and to enter into and renew product development agreements with such developers. There can be no assurance that the Company will be able to maintain such relationships or enter into and renew such agreements.

       INTERNATIONAL SALES. International sales represented approximately 26%, 29% and 49% of the Company's combined pro forma net revenue in fiscal 1994 and historical net revenue for fiscal 1995 and 1996, respectively. The Company expects that international sales will continue to account for a significant portion of its net revenue in future periods. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other economic barriers, fluctuating exchange rates, difficulties in staffing and managing foreign operations and the possibility of difficulty in accounts receivable collection. Because the Company does not believe exposure to foreign currency losses is currently material, the Company currently has no formal financial instruments in place as a hedge against foreign currency risks. In some markets, localization of the Company's products is essential to achieve market penetration. The Company may incur substantial costs and experience delays in localizing its products, and there can be no assurance that any localized product will ever generate significant revenue These or other factors could have a material and adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition.

       RECOVERY OF PREPAID ROYALTIES AND GUARANTEES. The Company, from time to time, enters into agreements with licensors of intellectual property and developers of games that involve advance payments of royalties and guaranteed minimum royalty payments. If the sales volumes of products subject to such arrangements are not sufficient to recover such advances and guarantees, the Company will be required to write-off unrecovered portions of such payments. The Company has been required to write-off a material portion of these advances in past fiscal quarters and, if the Company must write-off additional portions of such advances or ultimately accrue for the guarantees, its results of operations may be materially and adversely affected.

       INTELLECTUAL PROPERTY. The Company regards the software that it owns or licenses as proprietary and relies primarily on a combination of copyrights, trade secret laws, patent and trademark laws, nondisclosure agreements and other copy protection methods to protect its product and proprietary rights. It is the Company's policy that all employees and third-party developers sign nondisclosure agreements. There can be no assurance that these measures will be sufficient to protect the Company's intellectual property rights against infringement. The Company owns or licenses various trademarks and copyrights. However, the Company has no license agreements with the end users of its products and does not copy protect its software. Rather, the Company relies on the copyright laws to prevent unauthorized distribution of its software. Existing copyright laws afford only limited protection. It may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and software piracy can be expected to be a persistent problem. Further, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

       The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. As the number of entertainment software products in the industry increases, the Company believes that software increasingly will become the subject of claims that such software infringes upon the rights of others. From time to time, the Company has received communications from third parties asserting that features or content of certain of its products may infringe upon intellectual property rights of such parties. The Company believes such claims have been without merit. To date, no such claims have had an adverse effect on the Company's ability to develop, market or sell its products. There can be no assurance that existing or future infringement claims against the Company will not result in costly litigation or require the Company to license the intellectual property rights of third parties. There can be no assurance that such licenses will be available on reasonable terms or at all.

       VOLATILITY OF PRICE OF STOCK. There has been a history of significant volatility in the market prices of companies engaged in the entertainment software industry, including the Company. It is likely that the market price of the shares of the Company's Common Stock will continue to be highly volatile. Factors such as the timing and market acceptance of new product introductions by the Company, the introduction of new products by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results or changes in market conditions in the entertainment software industry generally may have a significant impact on the market price of the Company's Common Stock. In the past, the Company has experienced fluctuations in its operating results, and it is likely that in some future quarter the Company's revenue or operating results will be below the expectations of, and certain new products will not be introduced when anticipated by, public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of software companies and which have often been unrelated to the operating performance of these companies.

       SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE. As a result of this registration, 1,818,368 shares of Common Stock will be eligible for resale in the public market. In addition, the shares of Common Stock issuable upon conversion of both the Series B and B-1 Convertible Preferred Stock, totalling 1,918,680 shares, are freely tradable in the public market. If a large number of such shares were sold in the public market, such sales could have an adverse effect on the market price of the Company's Common Stock.

                                 USE OF PROCEEDS

       The shares of Common Stock offered by the Selling Stockholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.

                              SELLING STOCKHOLDERS

       The following table shows (i) the name of each Selling Stockholder;
(ii) the number of shares of Common Stock that may be offered from time to time pursuant to this Prospectus; and (iii) the percentage of Common Stock outstanding owned by such Selling Stockholder:


                                    Number of Shares of
                                    Common Stock That May  Percentage of Common
               Name                         Be Sold          Stock Outstanding
               ----                 ---------------------  --------------------

 Societe Financiere Mirelis SA as
 Nominee for Mr. Albert Lawi                109,091                 *
 The Index Special Situations Fund          247,273                 *
 MeesPierson N.V. Re: Sam Strategy           25,000                 *
 Global Currency Enterprises, Inc.          100,000                 *
 Cook & Cie SA                              109,091                 *
 Fondation Danonia                           36,360                 *
 Fondation Zemara                            18,180                 *
 Massimo Soncini                              9,100                 *
 Banque SCS Alliance SA                      35,000                 *
 Morgan Guaranty Co. of NY as
 Nominee for Mercury Bank AG                 15,000                 *
 Ryco & Co. as Nominee for Lombard
 Odier & Cie                                 50,000                 *
 Rolain Levy                                 18,182                 *
 Faisal Finance (Switzerland)                72,727                 *
 David M. Dobson                             10,000                 *
 Everest Capital Investments Ltd.           127,273                 *
 Everest Capital International Ltd.         509,091                1.8
 Gestiras SPA Multiras                       20,000                 *
 Gestiras SPA Adriatic Americas
 Fund                                        50,000                 *
 Gestiras SPA Adriatic Global Fund           30,000                 *
 LABAM BV                                    39,000                 *
 Guy Huet                                    61,000                 *
 LIP - Smaller Companies Fund               100,000                 *
 Deutsche Bank Fondi                         27,000                 *

 TOTAL                                    1,818,368                6.5

- ----------------------------
*  Less than 1%.

       The information concerning the Selling Stockholders may change from time to time and will be set forth in Supplements to this Prospectus.

       The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the shares of Common Stock to the public other than selling commissions or fees.

       Because the Selling Stockholders may offer all or some of the shares of their Common Stock pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock that will be held by the Selling Stockholders after completion of this offering, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders after completion of this offering. See "Plan of Distribution."

                          DESCRIPTION OF CAPITAL STOCK

       The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.001 par value and 9,000,000 shares of Preferred Stock, $.001 par value, 4,000,000 of which are designated Series A Convertible Preferred Stock, 40,000 of which are designated Series B Participating Preferred Stock, 750,000 of which are designated Series B Convertible Preferred Stock and 1,168,860 of which are designated Series B-1 Convertible Preferred Stock.

COMMON STOCK

       As of June 30, 1996, there were 27,972,042 shares of Common Stock outstanding which were held of record by approximately 258 stockholders.

       The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to any prior rights of all classes of outstanding stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company currently has only one outstanding class with prior rights. See "Preferred Stock." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after payment of certain preferences. See "Preferred Stock." The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

WARRANTS TO PURCHASE COMMON STOCK

       Effective October 17, 1991, Grotech Investors and Corporate Venture Partners, L.P. received six-year warrants from MicroProse entitling them to purchase an aggregate of 270,833 shares of Common Stock at $9.00 per share. In December 1994, Grotech Investors transferred their warrants to purchase 180,555 shares of Common Stock to INCE & Co. MicroProse also issued 20,400 seven-year warrants, on July 13, 1992, to certain noteholders of Paragon Software in connection with MicroProse's acquisition of Paragon.

RIGHTS PLAN

       In February 1996, the Board of Directors adopted a Stockholders' Rights Plan and declared a dividend of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock. Such Rights only become exercisable, or transferable apart from the common stock, ten business days after a person or affiliated group (an "Acquiring Person") acquires beneficial ownership of, or commences a tender or exchange offer for 15% or more of the Company's common stock (with an exception up to 20% for existing stockholders who have filed Reports on Form 13D or 13G) (a "Triggering Position").

       Each right may then be exercised to acquire one one-thousandth of a share of the Company's Series B Participating Preferred Stock at an exercise price of $35.00, subject to adjustment. Thereafter, upon the occurrence of certain events, the Rights entitle holders other than the Acquiring Person to acquire common stock having a value of twice the exercise price of the Rights. Alternatively, upon the occurrence of certain other events, the Rights would entitle holders other than the Acquiring Person to acquire common stock of the Acquiring Person having a value of twice the exercise price of the Rights.

       The Rights may be redeemed by the Company at a redemption price of $.001 per Right at any time until the tenth business day following public announcement that a Triggering Position has been acquired or ten business days after commencement of a tender or exchange offer. The Rights will expire on February 6, 2006.

PREFERRED STOCK

       Pursuant to the Company's Certificate of Incorporation, in addition to and subject to the rights of existing series of Preferred Stock, the Board of Directors has the authority to issue up to 7,041,140 additional shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company currently has no plans to issue additional shares of Preferred Stock.

       SERIES A CONVERTIBLE PREFERRED STOCK

       As of June 30, 1996, there were 4,000,000 shares of Series A Convertible Preferred Stock ("Series A Stock") outstanding which were held of record by one stockholder, PH(US), Inc. The holder of each share of Series A Stock has the right to one vote for each share of Common Stock into which such shares are then convertible. As of June 30, 1996, the Series A Stock was convertible into 196,078 shares of Common Stock. The Series A Stock is bound to certain voting requirements, pursuant to the Amended and Restated Voting Agreement, effective as of the Merger Date.

       The Series A Stock has a liquidation preference of $1.00 per share plus all accumulated but unpaid dividends, with no participation thereafter; accumulates non-interest bearing dividends of 7% per annum, commencing on September 24, 1992 and payable in preference to any dividend on Common Stock; and is redeemable for $1.00 per share plus all accrued but unpaid dividends (the "Redemption Price"): (i) at any time by the Company, (ii) commencing
September 24, 1997, for up to 50% of the Series A Stock, upon demand of the holders of the majority of Series A Stock, and (iii) commencing September 24, 1998, in full upon demand of the holders of the majority of Series A Stock.

       In a merger or consolidation, at the Company's option, the Series A Stock must be either redeemed at the Redemption Price or replaced with other securities having substantially the same characteristics as the Series A Stock just prior to such transaction.

       So long as 1,000,000 or more shares of Series A Stock are outstanding, the Company may not adversely amend or waive any provision of its Certificate of Incorporation that relates to the Series A Stock without approval of two-thirds of the then outstanding Series A Stock.

       SERIES B PARTICIPATING PREFERRED STOCK

       The Company has designated 40,000 shares of its Preferred Stock as Series B Participating Preferred Stock and has reserved such shares for issuance upon exercise of the Rights described above. The Series B Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series B Participating Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series B Participating Preferred Stock will be entitled to a minimum preferential liquidation payment equal to the greater of (i) 1,000 times the exercise price per share or (ii) 1,000 times the per share amount to be distributed to the holders of the Common Stock. Each share of Series B Participating Preferred Stock will have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which the Common Stock is exchanged, each share of Series B Participating Preferred will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions.

       Because of the nature of the dividend, liquidation and voting rights of the shares of Series B Participating Preferred Stock, the value of the one one-thousandth interest in a share of Series B Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

       SERIES B CONVERTIBLE PREFERRED STOCK

       As of June 30, 1996, there were 750,000 shares of Series B Convertible Preferred Stock ("Series B Convertible Preferred") outstanding which were held of record by one stockholder, Robertson, Stephens & Company LLC. The holder of each share of Series B Convertible Preferred has the right to one vote for each share of Common Stock into which such shares are then convertible. As of June 30, 1996, the Series B Convertible Preferred was convertible into 750,000 shares of Common Stock.

       Subject to the liquidation preference of the Series A Stock, and on equal priority to the Series B-1 Convertible Preferred, the Series B Convertible Preferred has a liquidation preference of $8.00 per share plus all accumulated but unpaid dividends, with no participation thereafter. A merger or consolidation of the Company is treated as a liquidation event. The Series B Convertible Preferred bears dividends if and at a rate determined by the Board of Directors, payable in preference to any dividend on Common Stock, and with equal priority with the Series B-1 Convertible Preferred, but subject to any dividends payable to the Series A Stock.

       SERIES B-1 CONVERTIBLE PREFERRED STOCK

       As of June 30, 1996, there were 1,168,860 shares of Series B-1 Convertible Preferred Stock ("Series B-1 Convertible Preferred") outstanding which were held of record by one stockholder, PaineWebber, Inc. The holder of each share of Series B-1 Convertible Preferred has the right to one vote for each share of Common Stock into which such shares are then convertible. As of June 30, 1996, the Series B-1 Convertible Preferred was convertible into 1,168,860 shares of Common Stock.

       Subject to the liquidation preference of the Series A Stock, and on equal priority to the Series B Convertible Preferred, the Series B-1 Convertible Preferred has a liquidation preference of $7.57 per share plus all accumulated but unpaid dividends, with no participation thereafter. A merger or consolidation of the Company is treated as a liquidation event. The Series B-1 Convertible Preferred bears dividends if and at a rate determined by the Board of Directors, payable in preference to any dividend on Common Stock, and with equal priority with the Series B Convertible Preferred, but subject to any dividends payable to the Series A Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

       The Company is subject to the provisions of Section 203 of the Delaware Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with any "interested stockholder" for a period of three years after the date of transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. By virtue of the Company's decision not to elect out of the statute's provisions, the statute applies to the Company. The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. In addition, the inability of stockholders to take action by written consent in the case of a merger, may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

REGISTRATION RIGHTS

       Following this offering, the holders ("Holders") of a significant number of shares of Common Stock, holders of options and warrants to acquire shares of Common Stock and holders of Series A Preferred Stock convertible into shares of Common Stock will have certain rights to register those shares under the 1933 Act. If the Company proposes to register any of its securities under the 1933 Act (other than the registration related to this offering or a registration relating solely to securities to be sold to participants in the Company's stock benefit plans), holders of the Notes are entitled to require the Company to include all or a portion of their shares issuable upon conversion of such Notes in such registration; provided however, among other conditions, that the underwriter of any such offering has the right to limit the number of such shares included in such registration. In addition, a majority of such holders may require the Company on not more than one occasion to file a registration statement on Form S-1 under the 1933 Act, at the Company's expense, with respect to their shares of Common Stock issuable upon conversion of such Notes, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, certain of such holders may require the Company to file additional registration statements on Form S-3 (if such form is then available to the Company) with respect to the sale of Registrable Securities (as defined in the applicable agreements), subject to certain additional conditions and limitations.

TRANSFER AGENT AND REGISTRAR

       The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Stockholders Services, LLC, 450 West 33rd Street, 15th Floor, New York, New York 10001-3697.

                              PLAN OF DISTRIBUTION

       The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

       Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

       Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

       There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                LEGAL PROCEEDINGS

       On July 9, 1996, a lawsuit entitled Acclaim Entertainment, Inc. v. Spectrum HoloByte California, Inc., No. 96-2462 WHO, was filed in the United Stated District Court for the Northern District of California, but not served upon the Company or its subsidiary, Microprose Software, which is also named as a defendant. The Complaint alleges various causes of action related to an exclusive license Acclaim Entertainment, Inc. ("Acclaim") allegedly holds from Wizards of the Coast, Inc. ("WOTC"), to develop certain computer game products. Acclaim alleges that its license is being infringed by a computer game being developed by the Company. The Company also holds an exclusive license from WOTC, and believes that all of its computer game development, which has been disclosed to the licensor, has been within the scope of its license. The Company is hopeful that this matter will be resolved without the serving of the Complaint; however, should the Complaint be served, the Company intends to deny all liability, and to vigorously defend against the lawsuit.

                                  LEGAL MATTERS

       The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, Palo Alto, California.

                                     EXPERTS

       The consolidated balance sheets of the Company as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1996 incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC Registration fee . . . . . . . . . . . . . . . . . . .   $ 1,732.00
Legal expenses . . . . . . . . . . . . . . . . . . . . . .    10,000.00
Accounting fees and expenses . . . . . . . . . . . . . . .     6,000.00
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . .     4,063.00
                                                             ----------
    Total. . . . . . . . . . . . . . . . . . . . . . . . .   $21,795.00

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware General Corporation Law. The Company is also empowered under its Bylaws to purchase and maintain insurance on behalf of any person whom it is required or permitted to indemnify.

          In addition, the Company's Certificate provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. The Certificate further provides that if Delaware General Corporation Law is amended to authorize Company action further limiting the personal liability of its directors then the liability of the Company's directors will be limited to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number     Description
- -------    -----------

 4.3 Form of Purchase Agreement, by and between the Company and each of the Selling Stockholders, each executed effective June 26, 1996.

 5.1       Opinion of Wilson, Sonsini, Goodrich & Rosati.

23.1       Consent of Coopers & Lybrand L.L.P.

23.2       Consent of Wilson, Sonsini, Goodrich & Rosati (included in
           Exhibit 5.1).

24.1       Power of Attorney (see p. II-3).

ITEM 17.   UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post--effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post--effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post--effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Spectrum HoloByte, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 18th day of July, 1996.

                              SPECTRUM, HOLOBYTE, INC.

                              By:    /s/ Stephen M. Race
                                 --------------------------------------------
                                   (Stephen M. Race, Chief Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stephen M. Race and Gregory S. Kennedy, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     Signature                    Title                            Date
     ---------                    -----                            ----


/s/ Stephen M. Race       Chief Executive Officer, Acting       July 18, 1996
- ---------------------     Chief Financial Officer and Director
(Stephen M. Race)         (Principal Executive and Financial
                          Officer)

/s/ William E. Meyer*     Corporate Controller and Chief        July 18, 1996
- ---------------------     Accounting Officer
(William E. Meyer)

/s/ Gilman G. Louie*      Chairman of the Board of Directors    July 18, 1996
- ---------------------
(Gilman G. Louie)

/s/ David C. Costine*     Director                              July 18, 1996
- ---------------------
(David C. Costine)

/s/ Vinod Khosla*         Director                              July 18, 1996
- ---------------------
(Vinod Khosla)

/s/ Soo Boon Koh*         Director                              July 18, 1996
- ---------------------
(Soo Boon Koh)

/s/ Keith Schaefer*       Director                              July 18, 1996
- ---------------------
(Keith Schaefer)


*By:/s/ Stephen M. Race
    ---------------------------------
    (Stephen M. Race, Attorney-in-Fact)

                             SPECTRUM HOLOBYTE, INC.

                                INDEX TO EXHIBITS







 Exhibit  Description
 -------  -----------

  4.3 Form of Purchase Agreement, by and between the Company and each of the Selling Stockholders, each executed effective June 26, 1996.

  5.1     Opinion of Wilson, Sonsini, Goodrich & Rosati.

 23.1     Consent of Coopers & Lybrand L.L.P.

 23.2 Consent of Wilson, Sonsini, Goodrich & Rosati (included in Exhibit 5.1).

 24.1     Power of Attorney (see p. II-3).